UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2011
NiSource Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-16189

Delaware	35-2108964

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On March 3, 2011, NiSource Finance Corp. (“NiSource Finance”) entered into a new $1.5 billion Revolving Credit Agreement (the “Agreement”) with the lenders party thereto, Barclays Bank PLC, as Administrative Agent, Credit Suisse AG, Cayman Islands Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi UFJ Ltd., Citibank, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, and Barclays Capital, Credit Suisse Securities (USA) LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. NiSource Inc. (the “Company”) is the Guarantor under the Agreement. The purpose of the new facility is to fund the Company’s ongoing working capital requirements and for general corporate purposes, including commercial paper liquidiy. Up to $500 million of the facility will be available in the form of standby letters of credit. Up to $250 million of the facility will be available in the form of swingline loans.
The Agreement has a four year term. The Agreement provides that revolving loans shall bear interest at the option of the Company at
•	an Alternate Base Rate (which is a floating rate equal to the highest of (i) the prime rate of interest announced by the Administrative Agent from time to time, (ii) the Federal Funds Rate in effect from time to time + 0.50% and (iii) one-month LIBO rate + 1.0%) plus an applicable margin (which applicable margin is currently 70 basis points) or

•	a 1, 2, 3 or 6-month LIBO rate plus an applicable margin (which applicable margin is currently 170 basis points).
The Agreement contains one financial covenant, which requires the Company to maintain a debt to capitalization ratio that does not exceed 70%. The Company is also subject to certain other non-financial covenants under the Agreement. Such covenants include a limitation on the creation or existence of new liens on the Company’s assets, generally exempting liens on utility assets, purchase money security interests, preexisting security interests and an additional subset of assets equal to $150 million. An asset sale covenant generally restricts the sale, lease and/or transfer of the Company’s assets to no more than 10% of its consolidated total assets and dispositions for a price not materially less than the fair market value of the assets disposed of that do not impair the ability of the Company and NiSource Finance to perform obligations under the Agreement, and that, together with all other such dispositions, would not have a material adverse effect. The Agreement also includes a cross-default provision, which triggers an event of default in the event of an uncured payment default relating to any indebtedness of the Company or any of its subsidiaries in a principal amount of $50 million or more.
In connection with entering into the Agreement, the Company and NiSource Finance terminated their existing $1.5 billion Amended and Restated Revolving Credit Agreement with the lender parties thereto, Barclays Bank PLC, as Administrative Agent and LC Bank, Credit Suisse, as Syndication Agent, and JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch and Citicorp USA, Inc., as Co-Documentation Agents dated July 7, 2006.
ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)

Date: March 3, 2011	By:	/s/ David J. Vajda
David J. Vajda
Vice President, Treasurer and Chief Risk Officer